Exhibit 99.1

July 10, 2023: 08:30 AM Eastern Time

Air Industries Group Announces Financial Results for the Three Months Ended March 31, 2023

Conference Call Scheduled for July 12, 2023

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced its financial results for the quarter ended March 31, 2023.

First Quarter 2023 Comparisons

●	Consolidated net sales for the three months ended March 31, 2023 were $12.5 million, an increase of $487,000 or 4.0% from the first quarter of 2022. First quarter 2023 net sales were lower by $1.3 million or (9.7%) compared with sales of $13.9 million reported for the fourth quarter of 2022 ended December 31, 2022.

●	Consolidated gross profit for the first quarter of 2023 was $1.9 million compared with $2.1 million in the first quarter of 2022 and $1.6 million in the fourth quarter of 2022. The fourth quarter of 2022 included realized losses and an accrual for estimated future losses totaling $850,000 related to a single unprofitable contract as previously reported. The Company also corrected its policy for determining the reserve for slow-moving and excess inventory, which led to an increase in the reserve, further decreasing the gross profit and gross profit percentage for the fourth quarter of 2022.

●	Gross profit margin was 15.0% of sales for the first quarter of 2023, 17.2% for the first quarter of 2022, and 5.1% for the fourth quarter of 2022.

●	Operating expenses for the first quarter of 2023 were $2.04 million, an increase of $167,000 or 8.9% from $1.88 million in the first quarter of 2022, and an increase of $508,000 or 33.2% from $1.53 million in the 2022 fourth quarter.

●	The operating loss for the first quarter of 2023 was $158,000, versus operating income of $207,000 in the first quarter of 2022, and an operating loss of $830,000 in the fourth quarter of 2022.

●	Interest and financing costs for the three months ended March 31, 2023 were $476,000 compared with $323,000 in the first quarter of 2022, and $403,000 for the three months ended December 31, 2022. The increases in interest expense resulted from increases in the prime rate and from higher loan balances.

●	Net loss for the first quarter of 2023 was $618,000 versus a net loss of $28,000 in the first quarter of 2022, and a net loss of $899,000 in the fourth quarter of 2022.

CEO Commentary

Lou Melluzzo, CEO of Air Industries Group, said:

“Air Industries’ results for the first quarter of 2023 continued to reflect the supply chain disruption that has challenged our industry since the onset of the pandemic. Specifically, our ability to process and deliver product was hampered by delays in receiving raw materials, especially the high-performance alloys that are a mainstay of many aviation components. We are making every effort to overcome these supply chain bottlenecks.

“At the same time, we are excited about the opportunities that lie ahead as we pivot to future growth prospects. We are building on our solid position in the defense ecosystem by expanding our penetration of existing platforms, adding new platforms, and targeting new markets. Specifically, we will focus on markets that offer attractive sales and margin potential, and where our capabilities and competitive strengths will enable us to take advantage of those opportunities in the near-to-mid-term.

“For example, we are actively seeking additional business in our traditional markets of military fixed-wing and rotary aircraft, as well as commercial aircraft engine components. We also are making solid progress with our recent entry into the nuclear submarine market, which aligns well with our core competencies and has the potential to be a significant addition to our business going forward.

“During the balance of 2023 and beyond, Air Industries will further refine and execute on our strategies to pursue both existing and new opportunities in the aerospace and adjacent markets, combined with a disciplined focus on improving profit margins.”

Investor Conference Call

Management will host a conference call on Wednesday, July 12, 2023 at 4:15 PM Eastern Time

Conference Toll-Free Number 877-524-8416

Additional information about the Company can be found in its filings with the SEC and by visiting the website at www.airindustriesgroup.com.

AIR INDUSTRIES GROUP is an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

Investor Relations

631.328.7078

ir@airindustriesgroup.com

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